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Current Offerings



Christopher Wool (b. 1955)

4 days, 21 hours [What's this?]

Untitled (S77) (1992)


DOG
DEAD

Christopher Wool's captivating text paintings were influenced by graffiti, commercial painting and pop culture.

INVESTMENT THESIS

Price Appreciation of Similar Works
33.9%

Appraised Value
$1,400,000

Initial Offering
$1,277,000

Similar Sales


$7.9m
$5.9m
$4.0m
$2.0m
$0.0
93
96
99
02
05
08
11
14
17

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 31 years
2019 Auction Sales	significant $54,853,047
Repeat Sales	view

0% Progress

INVEST NOW

DEAL SHEET

Current Offerings



Christopher Wool (b. 1955)

4 days, 21 hours [What's this?]

Untitled (S77) (1992)



DOG
DEAD

Christopher Wool's captivating text paintings were influenced by graffiti, commercial painting and pop culture.

INVESTMENT THESIS

Initial Offering
$1,277,000

×

$1,400,000
APPRAISED VALUE

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.

Third Party Appraisal

93 96 99 02 05 08 11 14 17

sec.gov/edgar

significant 31 years

significant $54,853,047

view

0% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING

- *Untitled (S77)* is a 1992 example of Christopher Wool's well-known black and white text paintings featuring provocative word play.
- 9 out of 10 of Wool's top auction records are from this series of text paintings, including his top price of $29,930,000 achieved in 2015.
- Similar works have appreciated by 33.9% per year from 1993 to 2018.
- Examples of the text paintings that reference dogs have performed well at auction, including: *Bad Dog* (1992) which sold for $3,861,000 in 2013 and *Untitled* (1992) ("Run Dog Run") which sold for $15,218,750 in 2018.
- Masterworks evaluated 16 other works by Wool before agreeing to purchase *Untitled (S77)*. We believe it is a commercial and desirable example based on the composition, subject, and scale.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.


DOG
DEAD

2019 Auction Sales
$54,853,047

2019 Number of Lots Sold
42

Christopher Wool

b. 1955, Boston

The Painting

Untitled (S77) (1992)
Alkyd on aluminum
20 × 14 in. (50.8 × 35.6 cm.)

Appraised Value

$1,400,000

Price Appreciation of Similar Works[1]

33.9%

Initial Offering

$1,277,000


DOG
DEAD

CHRISTOPHER WOOL'S CAPTIVATING TEXT PAINTINGS WERE INFLUENCED BY GRAFFITI, COMMERCIAL PAINTING AND POP CULTURE.

Masterworks has agreed to acquire *Untitled (S77)* (2002), 20 inches by 14 inches, in a privately negotiated transaction from a private gallery on December 22, 2020.

The Painting is part of a series of text-based works that Christopher Wool started to develop in the late 1980s. These works are known for their unabashed, sometimes tongue-in-cheek, phrases and unexpected arrangement of letters, like that featured in the work *If You* (1992), which sold for $23,685,000 in 2014 and reads "IFYOU / CANTTAKE / AJOKEYOU / CANGET / THEFUCK / OUTOFMY HOUSE."

The bold font and clean composition characteristic of the text-based series is also characteristic of the Painting. Presented in two left-aligned parallel, horizontal lines, the stenciled words "DOG DEAD" fill the upper half of the Painting, while the lower half remains empty in an asymmetrical balance. The text-based series includes works on paper and silkscreen inked canvases, however the best-selling works of this series are created in alkyd or enamel on a custom aluminum support, like that of the Painting.

The Painting is not only an excellent example of the pithy and provocative text-based paintings by Christopher Wool, but is also indicative of the artist's top works and imagery of this series. In fact, as of January 7, 2021, works from this text-based series account for nine out of ten of the artist's top records at auction, which all sold in excess of $12 million. This includes the artist's top auction record *Untitled (Riot)* (1990), which sold for $29,930,000 in 2015.

In the late 1970s, Wool studied filmmaking at New York University for a short period, he was also inspired by the punk rock scene and street art, and by 1981, the artist decided to become a painter. From 1987 to 2019, he showed primarily with Luhring Augustine in New York, which hosted ten solo exhibitions of the artist's work in that time frame. Other important solo exhibitions presented Wool's work in Cologne, Torino, Los Angeles, Vienna, Berlin, Athens and Tokyo.

In 1998, the Museum of Contemporary Art in Los Angeles organized the artist's first major retrospective in the United States, which included over 50 works by the artist and traveled to the Carnegie Museum of Art in Pittsburgh and the Kunsthalle Basel in Switzerland. More recently, in 2013 the Solomon R. Guggenheim Museum mounted a major retrospective of the artist's work.

As of January 7, 2021, the artist's top records are led by the aforementioned *Untitled (Riot)* (1990), which sold for $29,930,000 in 2015, followed by *Apocalypse Now* (1988), which sold for $26,485,000 in 2013, and *If You* (1992), which sold for $23,685,000 in 2014.

Auction Results for Similar Works[2]


$8M
$6M
$4M
$2M
$0M
$4K
$91K
$93K
$84K
$99K
$783K
$1.5M
$4M
$1M
$3.9M
$5.5M
$7.9M
11/93
12/99
05/00
11/03
05/04
05/10
11/11
05/12
05/13
11/13
11/16
05/18

Additional Photos


DOG
DEAD


DOG
DEAD


WOOL
DO NOT USE TAPE OR ABRASIVES ON THIS GLAZING MATERIAL
RECOMMENDED HANGING
DIRECT FROM STEEL LOOPS PROVIDED
DO NOT USE CORD OR WIRE

Important Disclosures

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Christopher Wool with the following criteria: paintings on aluminum from the text-based series that were created between 1987 and 1992 that are larger than 10 inches by 10 inches and smaller than 48 inches by 48 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 33.9% CAGR implied from selected sales occurring from November 8, 1993 to May 16, 2018.